UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2012

SOLAR POWER, INC.

(Exact name of registrant as specified in its charter)

California	000-50142	20- 4956638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2240 Douglas Boulevard, Suite 200

Roseville, California 95661-3875

(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2012, Solar Power, Inc. (the “Company”) entered into an office lease agreement (the “Lease”) with Glenborough San Francisco, LLC, a Delaware limited liability corporation (the “Landlord”), for approximately 4,004 rentable square feet of office space in San Francisco, California. The Company plans to use the office space for corporate offices.

The initial term of the Lease will commence for a term of five (5) years beginning on February 1, 2012. No rent will be due during the first three (3) months of the Lease so long as the Company performs all of its obligations under the Lease. Following the first three (3) months, the monthly rent shall be $13,346.67 or $3.33 per square foot with rent increasing approximately $.10 per square foot each year thereafter for the duration of the Lease, culminating in a monthly rent of $15,021.79 in the final year. Additionally, the Lease provides for additional rent to cover “Tenant’s Share” (as defined in the Lease) of the insurance, operating, and tax expenses of the property. Under the Lease, Company has a right of first offer for certain space contiguous to Company’s space, limited by certain third parties’ right to renew or pre-existing right of first offer.

The foregoing summary of the terms and conditions of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, attached as Exhibit 10.1 hereto, and which is hereby incorporated herein by reference.

Cautionary Statement

A copy of the Lease has been attached as exhibits to this Report on Form 8-K to provide investors with information regarding its terms. Except for its status as a legal document governing the contractual rights among the Company and Landlord in relation to the transactions described in this Item 1.01, the Agreement are not intended to be a source of factual, business or operational information about the Company, Landlord, or their respective businesses

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Office Lease with Glenborough San Francisco, a Delaware limited liability corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: January 13, 2012	/s/ Alan M. Lefko
Alan M. Lefko
Vice President Finance and Secretary

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